Exhibit 99.1

October 24, 2018

OTC: WSHE	For Immediate Release

GREENLINK INTERNATIONAL INC. ANNOUNCES THE APPOINTMENT OF RAONAL SMITH TO THE BOARD OF DIRECTORS OF GREENLINK INTERNATIONAL INC.

On October 18, 2018, the Registrant’s Board of Directors appointed Raonall Smith to serve on the Board of Directors. The appointment of Mr. Smith fills a newly created board seat.

With Mr. Smith’s addition to our GreenLink team, we believe his multitude of relationships with institutions, corporations, financial entities, developers and brokers across the United States makes him a valuable asset in locating new capital sources and joint venture opportunities as we continue our expansion. Mr. Smith will bring to GreenLink the same intensity, dedication and work ethic that allowed him to reach and sustain success during his tenure in the NFL.

Raonall Smith BIO:

Mr. Raonall Smith is a retired NFL linebacker, cannabis advocate/professional, entrepreneur and consultant. Mr. Smith attended Washington State University on an athletic scholarship becoming a multi-year All-Pac 10 performer while a member of the 1998 Rose Bowl and 2001 Sun Bowl teams. Upon graduating with a BA in Advertising/Marketing and Business Administration, Mr. Smith was drafted in round 2 of the 2002 NFL Draft by the Minnesota Vikings where he played for four years. When his contract with the Vikings ended, Mr. Smith moved on to St. Louis, where he played for the Rams for two seasons. After completing his sixth season in the NFL, Mr. Smith decided that with lingering injuries ranging from head to toe, it was time to return home to Washington. He now resides in the Puget Sound area with his wife and two children.

During his time in the NFL, Mr. Smith developed an interest in Traumatic Brain Injuries (TBI) stemming from his own personal experience while also managing the myriad of his other physical ailments. In addition to multiple orthopedic injuries sustained, Mr. Smith also suffered from a series of concussions during his NFL playing career; however, due to a lack of knowledge, understanding, and proper medical guidance he was directed to continue playing and working out for weeks while symptomatic. It wasn’t until he visited internationally renowned experts in sports-related concussions, Dr. Michael “Micky” Collins, Ph.D. and Dr. Joseph Maroon Neurosurgeon; at the University of Pittsburgh Medical Center (UPMC) that Mr. Smith was first exposed to medical research that revealed to him that concussions and brain trauma were misunderstood in the sports world and various other sectors. With their guidance Mr. Smith realized that this lack of awareness among athletes, coaches, and even medical professionals could not only be a detriment to his athletic career, but also threatened the health and well-being of athletes of all ages and people throughout various professions. Understanding that athletes with injury-related pain, especially National Football League (NFL) players, are at increased risk for opioid use and misuse which may result in medical, psychiatric and social problems, Mr. Smith began searching for alternative solutions to help alleviate his pain and discomfort. After diligently researching and consulting with industry professionals, Mr. Smith was introduced and educated on the benefits of THC and CBD and the relief that these cannabinoids can provide when they interact with the endocannabinoid system. This discovery fuels Mr. Smith’s passion to bring cannabis into the mainstream, he intends to use his platform as a former athlete to highlight the cannabis industry and GreenLink International.

Prior to joining GreenLink International Mr. Smith held executive and corporate development positions throughout various industries, notably RE development and HCIT. In these roles, he was actively engaged in marketing, sales, strategic planning, acquisitions, corporate development, project management, capitalization and investor relations.

Mr. Smith will have the same compensation arrangement for his service as a director on the Board of Directors as the Registrant’s other outside, non-chairman, directors. That compensation currently consists of an initial option grant. Like the Registrant’s other directors, Mr. Smith will be entitled to reimbursement for reasonable out-of-pocket expenses incurred in the performance of his duties and the attendance at board meetings and any meeting of stockholders.